Exhibit 99.1

1ST DETECT CEO BOB C. KIBLER HAS PASSED AWAY
- Chairman Thomas B. Pickens III to Return as Interim CEO -

Austin, Texas, Nov. 3, 2015 – The board of Astrotech Corporation (NASDAQ: ASTC), and its subsidiary 1st Detect Corporation, today with deepest regret announced 1st Detect CEO Bob C. Kibler passed away on October 31st due to heart complications.

Mr. Kibler joined the company on June 23, 2014 and served as Chief Executive Officer of 1st Detect Corporation since December 4, 2014. Thomas B. Pickens III, Chairman and CEO of Astrotech Corporation and Chairman of 1St Detect, who was also the CEO of 1st Detect from inception to December 3, 2014 will serve as Acting Chief Executive Officer until a successor is named.

“The Astrotech family mourns the loss of our valued colleague Bob Kibler,” stated Mr. Pickens. “Bob was a highly regarded professional that was extremely passionate about analytical instruments and was active in the industry for over 40 years. During his tenure at 1st Detect, we benefited from Bob’s extensive career managing the development of new products and identifying valuable markets. Bob will be greatly missed both within the company and industry and our thoughts and prayers are with his family.”

About 1st Detect Corporation
1st Detect, a subsidiary of Astrotech Corporation (NASDAQ: ASTC), develops, manufactures, and sells powerful, sensitive, and accurate chemical analyzers that streamline processes for industrial use in the food and beverage, semiconductor, pharmaceutical, healthcare, research, and environmental markets as well as for government applications used in explosive and chemical warfare detection for the Department of Homeland Security and the military. The company’s core mass spectrometry technology was first developed under an agreement with NASA for use on the International Space Station. The unit is capable of detecting a wide variety of chemicals including residues and vapors from explosives, chemical warfare agents, toxic chemicals, food and beverage contaminants, and pollutants.  These capabilities, combined in an economically priced, transportable, and ruggedized solution, make it an ideal tool for a variety of applications. For more information on 1st Detect Corporation, please visit www.1stDetect.com.

About Astrotech Corporation
Astrotech Corporation (NASDAQ: ASTC) identifies and commercializes emerging, disruptive technologies through its closely held subsidiaries. Management employs creativity in execution as well as sources investment opportunities from various government laboratories, agencies, universities, and corporations, as well as through its own internal research. Sourced from Oak Ridge Laboratory’s chemical analyzer research, 1st Detect develops, manufactures, and sells chemical analyzers that streamline processes for industrial use in the food and beverage, semiconductor, pharmaceutical, research, and environmental markets as well as for government applications used in explosive and chemical warfare detection for the Department of Homeland Security and the military. Sourced from decades of image research from the laboratories of IBM and Kodak combined with classified satellite technology from government laboratories, Astral Images sells film to digital image enhancement, defect removal and color correction software, and post processing services providing economically feasible conversion of television and feature 35mm and 16mm films to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format necessary for the new generation of digital distribution. Sourced from NASA’s extensive microgravity research, Astrogenetix is applying a fast-track on-orbit discovery platform using the International Space Station to develop vaccines and other therapeutics. Demonstrating its entrepreneurial strategy, Astrotech management sold its state-of-the-art satellite servicing operations to Lockheed Martin in August 2014. Astrotech has operations throughout Texas and is headquartered in Austin. For information please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Company Contact	1st Detect Corporation
Joshua Elbaum	401 Congress Ave, Suite 1650
VP, Marketing	Austin TX 78701
+1 (512) 485-9530	Phone: +1.512.485.9530
Fax: +1.512.485.9531
Investor Relations Contact	www.1stDetect.com
Cathy Mattison and Kirsten Chapman
LHA
+1 (415) 433-3777
ir@astrotechcorp.com

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